www.bankrate.com

FOR IMMEDIATE RELEASE

COTTER CUNNINGHAM TO LEAVE BANKRATE

New York, NY - March 23, 2007 - Bankrate, Inc. (NASDAQ: RATE) announced today G. Cotter Cunningham, SVP and Chief Operating Officer has resigned from the company effective April 6, 2007. Mr. Cunningham, who has held various positions at Bankrate since 1999, announced he was leaving the company to join an early-stage Internet company. Bankrate indicated management and operational responsibilities previously handled by Mr. Cunningham would be distributed among other members of senior management. The company does not intend to fill the position.

“For over eight years, Cotter Cunningham has made an important contribution to the long-term success of our company,” said Thomas R. Evans, President and CEO of Bankrate. “We wish our friend, Cotter, success. We are certain his new venture will benefit from his unique skill-set, background and perspective,” Mr. Evans, added.

About Bankrate, Inc.
Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, a leading Internet consumer banking marketplace. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. It is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2006, Bankrate.com had nearly 53 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 400 national and state publications. In addition to Bankrate.com, Bankrate, Inc. also owns and operates FastFind, an internet lead aggregator and MMIS/Interest.com, which publishes mortgage guides and financial rates and information.

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For more information contact:

Bruce J. Zanca
SVP, Chief Marketing and Communications Officer
bzanca@bankrate.com
(917) 368-8648